SOURCE TNP Enterprises, Inc. -0- 11/12/2003

/CONTACT: Ted Babcock of TNP Enterprises, Inc., +1-516-933-3105, or tbabcock@tnpe.com ; or media, Valerie Smith, +1-817-737-1360, or vsmith@tnpe.com , or investors, Adam Carte, +1-817-377-5541, or acarte@tnpe.com , both of Texas-New Mexico Power Company and First Choice Power, Inc./ /Web site: http://www.tnpe.com /

CO: TNP Enterprises, Inc.; First Choice Power, Inc.; Texas-New Mexico Power Company ST: Texas IN: OIL SU: ERN ERP CCA MAV

[LOGO] TNP Enterprises, Inc.	NEWS

P.O. Box 2943, Fort Worth, TX 76113

FOR IMMEDIATE RELEASE

For more information, contact:

TNP Enterprises, Inc.	Texas-New Mexico Power Company and First Choice Power, Inc.
Ted Babcock	Valerie Smith - Media	Adam Carte - Investors
(516) 933-3105	(817) 737-1360	(817) 377-5541
email:tbabcock@tnp.com	email:vsmith@tnp.com	email:acarte@tnp.com

TNP Enterprises Reports Third Quarter Earnings

FORT WORTH, Texas, Nov. 12 /PRNewswire/ — TNP Enterprises, Inc. (TNP) today announced income applicable to common stock of $5.0 million for the quarter ended September 30, 2003, as compared to income of $18.5 million for the comparable period in 2002.

TNP’s two principal subsidiaries are First Choice Power, Inc. (First Choice) and Texas-New Mexico Power Company (TNMP). Detailed below are certain financial highlights for TNP, First Choice, and TNMP for the quarters ended September 30, 2003, and September 30, 2002:

TNP ENTERPRISES, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS (Dollars in Thousands)

	2003			2002
	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated

Operating Revenues	$69,953	$212,631	$252,687	$86,367	$175,401	$229,161
Net Income (Loss)	$12,303	$ 6,517	$ 10,516	$13,103	$ 17,675	$ 23,331
Income (Loss) Applicable to Common Stock	$12,303	$ 6,517	$ 5,001	$13,103	$ 17,675	$ 18,523
EBITDA *	$33,664	$ 14,229	$ 46,165	$32,435	$ 29,061	$ 59,696
Cash Flow from (used in) Operations	$31,683	$ 2,975	$ 34,753	$38,821	$ (3,801)	$ 36,499
Consolidated Debt Outstanding as of September 30	N/A	N/A	$810,770	N/A	N/A	$835,474

*	EBITDA is an acronym for earnings before interest, taxes, depreciation, amortization, and charge for recovery of stranded plant. EBITDA also excludes clawback expense. EBITDA is a non-GAAP financial measure used by analysts and the investment community to evaluate financial performance. EBITDA is not intended to replace GAAP earnings, but is provided as a tool to assist investors who may not consider those items useful in evaluating future financial results.

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TNP’s Earnings

TNP had consolidated earnings applicable to common stock of $5.0 million for the quarter ended September 30, 2003, which represents a $13.5 million decrease as compared with income of $18.5 million for the same period in 2002. The $13.5 million decrease was driven by a $11.2 million decrease in First Choice earnings. The First Choice decrease resulted primarily from:

—	lower gross profits of $38.8 million ($24.1 million after taxes) resulting from increased purchased power expenses due to higher natural gas prices during the period,

—	lower gross profits of $3.6 million ($2.2 million after taxes) due to an accrual for additional clawback expense based on the expected number of price-to-beat and competitive customers at the end of 2003, and;

—	increased operations and maintenance costs of $6.5 million ($4.0 million after taxes) due to a higher reserve for uncollectable accounts receivables and increased personnel costs in First Choice’s customer service organization.

Partially offsetting these decreases were:

—	increased gross profits of $11.9 million ($7.4 million after taxes) from price-to-beat revenues driven by fuel factor rate increases, which were partially offset by lower revenues due to milder than normal weather and a decrease in the number of price-to-beat customers,

—	increased gross profits of $9.6 million ($6.0 million after taxes) attributable to increased revenues of $35.4 million from competitive customer acquisitions and higher rates, partially offset by an increase in purchased power quantities of $25.8 million due primarily to the increase in competitive customers, and;

—	Increased gross profits of $8.1 million ($5.0 million after taxes) attributable to a resettlement of 2002 wholesale purchased power costs by ERCOT.

Income applicable to common for TNMP, TNP’s regulated subsidiary, was $12.3 million for the quarter ended September 30, 2003, compared with income of $13.1 million for the same period in 2002. The $0.8 million reduction is primarily attributable to milder weather during the period.

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EBITDA Results

EBITDA for TNP was $ 46.2 million for the quarter ended September 30, 2003, which is $13.5 million lower as compared to the same period in 2002. The $13.5 million decrease is primarily due to the First Choice variances described above, except for the effect of the clawback accrual, which does not impact EBITDA. Detailed below is a reconciliation of TNP consolidated Net Income (Loss) to EBITDA for the quarters ended September 30, 2003, and September 30, 2002:

Reconciliation of TNP Enterprises & Subsidiaries Consolidated Net Income to EBITDA (Dollars in Millions)

	2003			2002
	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated

Net Income (Loss)	$12.3	$ 6.5	$10.5	$13.1	$17.7	$23.3
Reconciling Items:
Interest charges	6.9	0.4	18.1	5.5	0.3	15.5
Income taxes	7.3	3.7	6.7	7.0	11.1	13.9
Depreciation, amortiz. & other	7.2	0.0	7.3	6.8	0.0	7.0
Clawback Accrual	—	3.6	3.6	—	—	—

EBITDA	$33.7	$14.2	$46.2	$32.4	$29.1	$59.7

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EBITDA Projection

Based on forward gas prices as of October 29, 2003, which suggest an average price of $4.80 per mmbtu for the remainder of the year, management anticipates consolidated EBITDA for the year 2003 will range between $70 and $77 million. The reduction from 2002 results from high gas prices and unhedged positions in early 2003. Management believes 2004 EBITDA will return to levels comparable to 2002, when consolidated EBITDA was $153.5 million.

Cash Flow from Operations

TNP’s consolidated cash flow from operations was $34.8 million in the third quarter of 2003, which represents a decrease of $1.7 million, as compared to cash flow from operations of $36.5 million for the same period last year. The decrease is driven higher purchased power costs of $54.0 million and increased payments to suppliers of $9.7 million primarily for transmission and distribution costs associated with competitive customers. Partially offsetting these decreases were higher cash flows from First Choice sales due to the acquisition of competitive customers, increases in the price- to-beat fuel factor and increases in competitive customer rates which totaled $59.5 million.

Changes in Current Assets and Debt Balances

2003 financing activities at TNP, TNMP and First Choice, along with customer growth and seasonal sales increases at First Choice have resulted in higher consolidated balances of cash and accounts receivable and higher levels of debt at September 30, 2003, when compared to December 31, 2002. The balances of consolidated cash and accounts receivable increased by $91.1 million and $24.9 million respectively, while consolidated debt increased $119.0 million. Since the merger in April 2000, TNP has reduced its consolidated debt balance by a total of $85.5 million.

Actions to Secure Energy Supply and Reduce Credit Requirements

On October 29, 2003, First Choice announced a long-term power supply agreement with Constellation Power Source, Inc., a subsidiary of Constellation Energy Group, to extend and expand its existing agreement to supply certain of First Choice Power’s energy requirements. The existing agreement to serve First Choice Power’s load obligation in Texas would have expired at the end of 2004. With the new agreement, Constellation will provide energy, Qualified Scheduling Entity services and related services through 2006. As part of the agreement, First Choice will grant a security interest in its accounts receivable to Constellation, providing First Choice with sufficient credit for its Texas operations. The arrangement eliminates the need to replace or renew the revolving credit facility that expired October 30, 2003, because it provides more credit while allowing First Choice Power to offer more competitively priced power to customers.

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First Choice Customer Retention and Acquisitions

When competition began in January 2002, approximately 195,000 former TNMP customers became customers of First Choice. At September 30, 2003, First Choice served approximately 180,000, or 92 percent, of those customers. Additionally, First Choice serves approximately 74,000 residential, commercial and aggregated municipal competitive customers acquired since the competitive pilot project began in the third half of 2001. With a total of approximately 254,000 customers at September 30, 2003, First Choice increased overall customers served since January 2002 by 59,000, or 30 percent.

Additional information on 2003 results can be obtained in the Company’s Form 10-Q on file with the Securities and Exchange Commission.

On Tuesday, November 18, 2003, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time), company officials will hold a conference call to review the third quarter 2003 results. The conference call can be accessed by dialing 1-888-532-9659. A taped playback of the call will be available until November 25, 2003, by calling 1-800-252-6030 and entering access code 20274365.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: From time to time, TNP makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance, including projected results. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although TNP believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: our ability to adapt to open market competition; resolution of problems with computer systems of ERCOT and other market participants that support the competitive market in Texas and facilitate the customer switching process; the ability of First Choice to attract and retain customers as competition moves forward; the effects of accounting pronouncements that may be issued periodically; changes in regulations affecting TNP’s and TNMP’s businesses; decisions in connection with regulatory proceedings; insurance coverage available for claims made in litigation; general business and economic conditions, and price fluctuations in the electric power and natural gas markets; extensions and refinancings of expiring credit facilities; waivers or modifications of provisions in the Senior Credit Facility; and other factors described from time to time in TNP’s and TNMP’s reports filed with the SEC.